Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Second Quarter 2013 Results

Denver, Colorado – (Business Wire) – July 18, 2013 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its second quarter ended June 30, 2013.

Highlights for the second quarter of 2013 as compared to the second quarter of 2012 include:

•	Revenue increased 18.2% to $816.8 million

•	Comparable restaurant sales increased 5.5%

•	Restaurant level operating margin was 27.6%, a decrease of 160 basis points

•	Net income was $87.9 million, an increase of 7.6%

•	Diluted earnings per share was $2.82, an increase of 10.2%

•	Opened 44 new restaurants

Highlights for the six months ended June 30, 2013 as compared to the prior year include:

•	Revenue increased 15.9% to $1.54 billion

•	Comparable restaurant sales increased 3.4%

•	Restaurant level operating margin was 27.0%, a decrease of 130 basis points

•	Net income was $164.4 million, an increase of 13.9%

•	Diluted earnings per share was $5.27, an increase of 16.3%

•	Opened 92 new restaurants

“This month marks Chipotle’s 20th anniversary. What started out as one restaurant serving burritos and tacos, has evolved into a national brand which is changing the way people think about and eat fast food. Our vision has connected with our loyal customers, who visit Chipotle to enjoy great tasting food made from premium ingredients. It’s rewarding to look back and see what we’ve accomplished, but it’s even more inspiring to think about what lies ahead over the next twenty years.” said Steve Ells, Founder, Chairman and co-CEO of Chipotle.

Second quarter 2013 results

Revenue for the quarter was $816.8 million, up 18.2% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 5.5% increase in comparable restaurant sales. Comparable restaurant sales growth was driven by increased traffic and from the benefit of one additional trading day in the quarter as compared to the second quarter of 2012.

During the quarter we opened 44 new restaurants, bringing the total restaurant count to 1,502.

Food costs were 33.1% of revenue, an increase of 100 basis points driven by higher commodity costs. Higher commodity costs were driven by increased prices for all of our salsa ingredients, as well as for dairy items and chicken. These increases were partially offset by lower avocado prices.

Restaurant level operating margin was 27.6% in the quarter, a decrease of 160 basis points from the prior year period. The decrease was primarily driven by higher food and marketing costs.

General and administrative expenses were 6.2% of revenue, an increase of 10 basis points due to higher legal and payroll costs partially offset by favorable sales leverage.

Net income for the first quarter of 2013 was $87.9 million, or $2.82 per diluted share, compared to $81.7 million, or $2.56 per diluted share, in the second quarter of 2012. Income taxes were negatively impacted by non-recurring tax adjustments that reduced earnings by $0.03 per share.

Results for the six months ended June 30, 2013

Revenue for the first six months of 2013 was $1.54 billion, up 15.9% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 3.4% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic.

During the first six months of the year, we opened 92 new restaurants, bringing the total restaurant count to 1,502.

Restaurant level operating margin was 27.0% for the first six months, a decrease of 130 basis points from the prior year period. The decrease was primarily from higher food costs and higher marketing costs.

General and administrative expense for the first six months of 2013 was 6.2% of revenue, or a decrease of 70 basis points from the prior year period. The decrease was from lower stock based compensation expense and lower employee related payroll taxes.

Net income for the first six months of 2013 was $164.4 million, or $5.27 per diluted share, compared to $144.3 million, or $4.53 per diluted share, in the first six months of 2012.

“We are delighted with our strong financial performance during the second quarter. We know that empowered cultures create excellent teams, who deliver a special dining experience for each customer who visits Chipotle. They attract great employees and develop them to be the very best leaders from within the organization, which not only supports our great operations, but also makes our strong performance sustainable as we add more restaurants,” said Monty Moran, co-CEO

Outlook

For 2013, management expects the following:

•	165 – 180 new restaurant openings

•	Low to mid single digit comparable restaurant sales

•	An effective full year tax rate of approximately 38.9% (39.4% for the remainder of 2013).

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the second quarter 2013 financial results on Thursday, July 18, 2013 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-337-8192 or for international callers by dialing 1-719-325-2284. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 6035922. The replay will be available until July 25, 2013. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that – where possible – are sustainably grown responsibly raised with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and currently operates more than 1,500 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, potential menu price increases, and effective tax rates in 2013, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended June 30
	2013		2012
Revenue	$816,786	100.0%	$690,932	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	270,510	33.1	221,517	32.1
Labor	185,804	22.7	159,895	23.1
Occupancy	48,564	5.9	41,758	6.0
Other operating costs	86,296	10.6	66,353	9.6
General and administrative expenses	50,952	6.2	42,295	6.1
Depreciation and amortization	23,597	2.9	20,543	3.0
Pre-opening costs	3,246	0.4	3,306	0.5
Loss on disposal of assets	1,399	0.2	1,475	0.2

Total operating expenses	670,368	82.1	557,142	80.6

Income from operations	146,418	17.9	133,790	19.4
Interest and other income, net	330	0.0	377	0.1

Income before income taxes	146,748	18.0	134,167	19.4
Provision for income taxes	(58,895)	(7.2)	(52,484)	(7.6)

Net income	$87,853	10.8%	$81,683	11.8%

Earnings per share:
Basic	$2.84		$2.58

Diluted	$2.82		$2.56

Weighted average common shares outstanding:
Basic	30,901		31,696

Diluted	31,176		31,951

Comprehensive income	$87,820		$80,625

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Six months ended June 30
	2013		2012
Revenue	$1,543,537	100.0%	$1,331,535	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	510,099	33.0	428,107	32.2
Labor	357,273	23.1	311,880	23.4
Occupancy	96,184	6.2	82,267	6.2
Other operating costs	162,952	10.6	132,532	10.0
General and administrative expenses	95,163	6.2	91,629	6.9
Depreciation and amortization	46,533	3.0	40,627	3.1
Pre-opening costs	6,132	0.4	5,754	0.4
Loss on disposal of assets	2,739	0.2	2,725	0.2

Total operating expenses	1,277,075	82.7	1,095,521	82.3

Income from operations	266,462	17.3	236,014	17.7
Interest and other income, net	596	0.0	811	0.1

Income before income taxes	267,058	17.3	236,825	17.8
Provision for income taxes	(102,621)	(6.6)	(92,478)	(6.9)

Net income	$164,437	10.7%	$144,347	10.8%

Earnings per share:
Basic	$5.31		$4.57

Diluted	$5.27		$4.53

Weighted average common shares outstanding:
Basic	30,956		31,553

Diluted	31,202		31,899

Comprehensive income	$163,300		$143,972

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	June 30	December 31
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$281,632	$322,553
Accounts receivable, net of allowance for doubtful accounts of $1,215 and $1,187 as of June 30, 2013 and December 31, 2012, respectively	14,961	16,800
Inventory	11,270	11,096
Current deferred tax asset	10,045	8,862
Prepaid expenses and other current assets	34,938	27,378
Income tax receivable	—	9,612
Investments	202,164	150,306

Total current assets	555,010	546,607
Leasehold improvements, property and equipment, net	895,819	866,703
Long term investments	290,284	190,868
Other assets	45,879	42,550
Goodwill	21,939	21,939

Total assets	$1,808,931	$1,668,667

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$63,305	$58,700
Accrued payroll and benefits	69,564	71,731
Accrued liabilities	46,013	56,421
Income tax payable	3,825	—

Total current liabilities	182,707	186,852
Deferred rent	178,809	167,057
Deferred income tax liability	57,464	48,947
Other liabilities	22,508	19,885

Total liabilities	441,488	422,741

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of June 30, 2013 and December 31, 2012, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 34,966 and 34,912 shares issued as of June 30, 2013 and December 31, 2012, respectively	350	349
Additional paid-in capital	855,893	816,612
Treasury stock, at cost, 4,090 and 3,819 common shares at June 30, 2013 and December 31, 2012, respectively	(602,583)	(521,518)
Accumulated other comprehensive income (loss)	(113)	1,024
Retained earnings	1,113,896	949,459

Total shareholders’ equity	1,367,443	1,245,926

Total liabilities and shareholders’ equity	$1,808,931	$1,668,667

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six months ended June 30
	2013	2012
Operating activities
Net income	$164,437	$144,347
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,533	40,627
Deferred income tax provision (benefit)	7,301	(1,659)
Loss on disposal of assets	2,739	2,725
Bad debt allowance	39	185
Stock-based compensation expense	34,333	37,677
Excess tax benefit on stock-based compensation	(4,251)	(73,652)
Other	262	207
Changes in operating assets and liabilities:
Accounts receivable	1,795	(2,147)
Inventory	(181)	(1,593)
Prepaid expenses and other current assets	(7,596)	(6,893)
Other assets	(3,365)	(10,213)
Accounts payable	6,078	4,899
Accrued liabilities	(12,551)	(12,705)
Income tax payable/receivable	17,688	34,964
Deferred rent	11,794	11,446
Other long-term liabilities	2,698	2,660

Net cash provided by operating activities	267,753	170,875

Investing activities
Purchases of leasehold improvements, property and equipment	(80,130)	(90,332)
Purchases of investments	(230,397)	(110,870)
Maturities of investments	78,750	—

Net cash used in investing activities	(231,777)	(201,202)

Financing activities
Acquisition of treasury stock	(81,065)	(39,597)
Proceeds from employee stock plan transactions	261	167
Excess tax benefit on stock-based compensation	4,251	73,652
Other financing payments	(70)	(65)

Net cash provided by (used in) financing activities	(76,623)	34,157

Effect of exchange rate changes on cash and cash equivalents	(274)	(276)
Net change in cash and cash equivalents	(40,921)	3,554
Cash and cash equivalents at beginning of period	322,553	401,243

Cash and cash equivalents at end of period	$281,632	$404,797

Supplemental disclosures of cash flow information
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$(1,432)	$4,687

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,
	2013	2013	2012	2012	2012
Number of restaurants opened	44	48	60	36	55
Restaurant relocations	—	—	—	(2)	(1)
Number of restaurants at end of period	1,502	1,458	1,410	1,350	1,316
Average restaurant sales	$2,119	$2,105	$2,113	$2,119	$2,106
Comparable restaurant sales increases	5.5%	1.0%	3.8%	4.8%	8.0%